Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-117047, 333-57194, 333-19101, 33-96542, 333-09081, 333-09875, 333-25475, 33-44433, 333-44441, 333-57103, 333-69029, 333-71133 and 333-80077) and in the Registration Statements on Form S-8 (Nos. 333-116437, 333-100244, 333-52478, 333-80081, 333-18275, 333-91822, 333-19831, 333-32661 and 333-44443) of Mack-Cali Realty Corporation of our report dated March 2, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

New York, New York

March 2, 2005